Exhibit 10.2

November 5, 2013

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012

Attention:                                         Martin S. McDermut
Chief Financial Officer

Re:          Note Purchase Agreement

Ladies and Gentlemen:

This letter will confirm your agreement to purchase (the “Note Purchase”) from the undersigned (the “Holder”), $[              ] principal amount of 8.00% convertible second lien debentures due 2014 (referred to as the “Notes”) of Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”) currently held by Holder on the terms set forth in this agreement (the “Agreement”).

1.             Purchase of Notes.  The settlement of the Note Purchase will take place on November 6, 2013, or as soon thereafter as practicable (the “Settlement Date”), at which time Holder will cause delivery of the Notes (and all claims Holder may have arising out of or relating to the Notes, including any accrued but unpaid interest thereon) to the Company, and the Company will cause delivery to Holder of the purchase price for the Notes (the “Purchase Price”) consisting of an amount of cash equal to (i) the principal amount of the Notes delivered to the Company multiplied by (ii) one hundred seven percent (107%), plus the accrued but unpaid interest thereon through and including the Settlement Date, which Cash Payment shall be delivered by wire transfer of immediately available funds pursuant to instructions provided by Holder, which payment shall be made immediately following confirmation by U.S. Bank National Association (“U.S. Bank”), as Trustee under the Indenture for the Notes, that the Notes have been transferred to U.S. Bank for cancellation pursuant to a DWAC withdrawal request initiated by Holder.

2.             Representations, Warranties and Covenants.

(a)           In connection with the Note Purchase, Holder hereby represents, warrants, acknowledges and agrees as follows:

(1)           The Holder is the sole legal and beneficial owner of the Notes and the Notes being transferred hereunder are free and clear of any liens, charges or encumbrances and upon completion of the Note Purchase, Holder will convey to the Company good title to the Notes free and clear of all liens, charges and encumbrances.

(2)           Holder has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit Holder to evaluate the merits and risks of the transaction contemplated hereby and acknowledges that it, among other things, has received or reviewed copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and preliminary financial results of the Company for the quarterly period ended September 30, 2013.  Holder acknowledges that the Company has in its possession (i) non-public information concerning the Company’s business, operations and prospects, and (ii) non-public information specifically relating to the Notes and the Company’s common stock, par value $01 per share (the “Common Stock”), which if known publicly could materially affect the market price of the Notes and the Common Stock (collectively, the “Excluded Information”), which may be positive or negative, which information has not been communicated, directly or indirectly, by the Company to Holder.  The Company has offered to disclose the Excluded Information to Holder prior to the execution of this Agreement, but Holder has advised the Company that it does not want to receive the Excluded Information.

(3)           Holder hereby irrevocably and unconditionally waives and releases the Company, and its respective officers, directors, employees, agents and affiliates (the “Releasees”) from all claims that Holder might have whether under applicable securities laws or otherwise, based on the Company’s possession, or non-disclosure to Holder of the Excluded Information or any other material non-public information concerning the Company and neither Holders nor any of its respective affiliates shall sue or assert or maintain, any claim, suit or other proceeding, regarding any claim, known or unknown, which Holder or its affiliates may now or in the future have against the Releasees based upon or relating to the Excluded Information.  Holder further confirms that it understands the significance of the foregoing waiver and release.

(4)           Holder represents that (i) it has all of the power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder, (ii) it has taken all action as may be necessary to authorize the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations hereunder, (iii) this Agreement is an obligation enforceable in accordance with its terms, and (iv) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its governing documents or material agreements.

(b)           In connection with this transaction, the Company hereby represents that (i) it is a corporation duly organized and validly existing under the laws of the State of Delaware, (ii) it has all of the corporate power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder, (iii) it has taken all corporate action as may be necessary to authorize the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement and the performance of its obligations  hereunder, (iv) this Agreement is an obligation enforceable in accordance with its terms, and (v) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, by-laws or material agreements.

3.             Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law rules contained therein and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York

State court or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement.

4.             No Confidentiality. Holder acknowledges and agrees that the Company will publicly disclose this Agreement in disclosure documents filed with the Securities and Exchange Commission, and that neither the existence of this Agreement nor its respective terms and conditions will remain confidential.

(Signatures on Following Page)

Very truly yours,

[ ]

By:
Name:
Title:

AGREED AND ACCEPTED:

VITESSE SEMICONDUCTOR CORPORATION

By:
Name:	Martin S. McDermut
Title:	Chief Financial Officer

Signature Page to Note Purchase Agreement